Exhibit 10.32

CONFIDENTIAL

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement” or “Supply Agreement”) is made and entered effective as of the Effective Date (defined in the License Agreement) by and between Suneva Medical, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 5870 Pacific Center Boulevard, San Diego, California 92121 (“Suneva”) and Healeon Medical, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 1111 Rancho Conejo Blvd. #204, Newbury Park, CA 91320 (“Healeon”) (each individually, a “Party” and jointly the “Parties”).

WHEREAS, Suneva wishes to proceed with commercialization of the Dual Syringe and PRP Gel Tube product line “Products” pursuant to the License Agreement between the parties dated as of the date hereof (the “License Agreement”):

WHEREAS, Healeon wishes to manufacture and supply to Suneva such quantities of the Products as Suneva shall require for the commercialization of the Products; all subject to the terms and conditions of this Agreement; and

WHEREAS, the execution of this Agreement is a condition of the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Act” shall have the meaning set forth in the License Agreement.

1.2 “Affiliate” shall have the meaning set forth in the License Agreement.

1.3 “Applicable Law” means all laws and regulations within the Territory as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the performance of either Party’s obligations under this Agreement.

1.4 “Change of Control” means: (i) a change in the ownership of Healeon (as defined by either the acquisition or control of a majority interest in the equity of Healeon or control of a majority of the Healeon Board of Directors by any company manufacturing or marketing medical aesthetics products, or: (ii) a change in the ownership or control of the Licensed Intellectual Property or Products.

1.5 “Confidential Information” shall have the meaning set forth in Article 14 of the License Agreement.

SUNEVA

1.6 “Facility” means the facility in which Healeon is then Manufacturing or having Manufactured Products, whether directly or through a contract manufacturer, pursuant to this Agreement.

1.7 “Insolvency Event” means (i) if Healeon is declared insolvent or bankrupt by a court of competent jurisdiction, or; (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against Healeon and such petition is not dismissed within ninety (90) days after filing or; (iii) if Healeon shall make or execute an assignment of substantially all its assets for the benefit of creditors.

1.8 “Intellectual Property Rights” shall have the meaning set forth in the License Agreement.

1.9 “Manufacture”, “Manufactured” or “Manufacturing” means all operations in the manufacturing, production, packaging, labelling, warehousing, quality control testing (including in-process release and stability testing, when applicable) and release of Products.

1.10 “Materials” means any and all components, labels, packaging materials, and other consumable materials to be used by Healeon in the Manufacturing of the Products in accordance with the Specifications.

1.11 “Non-Conforming Products” means any Products that fail to comply with the Specifications or any other requirements of this Agreement.

1.12 “Person” shall have the meaning set forth in the License Agreement.

1.13 “Products” means those Products defined at Schedule C of the License Agreement

1.14 “Quality Agreement” means a mutually agreed-upon, written Quality Agreement that shall be entered into by the parties which will set forth the roles and responsibilities of Healeon and Suneva with respect to the quality assurance for the Products.

1.15 “Registration” means all permits, licenses, approvals and authorizations granted by any Regulatory Authority with regard to the Products.

1.16 “Regulatory Authority” shall have the meaning set forth in the License Agreement.

1.17 “Specifications” means the quality assurance and other requirements, procedures, guidelines and specifications for the manufacturing, packaging, labeling, handling, dating and storage of the Products, each as may be required pursuant to any Regulatory Authority or Applicable Law, and fmther including specifications attached hereto as Appendix A, as may be amended from time to time as required by any Regulatory Authority or Applicable Law or by the mutual approval of the parties.

SUNEVA

1.18 “Territory” shall have the meaning set forth in the License Agreement.

1.19 Other Terms. Terms which are defined in the License Agreement and not otherwise defined in this Supply Agreement shall have the meaning as defined in the License Agreement.

ARTICLE 2

Manufacture of Products

2.1 Manufacture of Products.

(a)	Subject to the terms and conditions of this Agreement, Healeon (directly or through a contract manufacturer) will Manufacture and supply Suneva with Products in accordance with the terms and conditions of this Agreement. Suneva will pay Healeon for the Products as specified in Article 5 below. Healeon or its contract manufacturer will Manufacture the Products in accordance with the Specifications, Regulatory Authority requirements and Applicable Law.

(b)	Except as provided in the License Agreement, for the Field of Use in the Territory, Healeon will not Manufacture or otherwise directly or indirectly provide Products for any Party other than Suneva, its Affiliates or licensees during the term of the License Agreement.

(c)	Except as provided herein, Suneva shall purchase 100% of its requirements from Healeon according to the terms of this Supply Agreement and Suneva will not directly or indirectly provide, Products to any Third Party outside of the Field or outside of the Territory during the term of the License Agreement.

(d)	The parties acknowledge that Suneva will acquire and commercialize the Product in accordance with the License Agreement, requirements of Regulatory Authority and Applicable Law.

2.2 Documentation.

Healeon will maintain complete and accurate documentation of all quality control procedures and any other data required and other requirements of any Regulatory Authority in connection with the Manufacturing, storage and release of Products. Healeon will promptly provide Suneva with copies of such documentation upon Suneva’s request.

SUNEVA

2.3 Inspections; Access to Batch Records and Other Data.

(a)	Suneva, upon not less than fourteen (14) days prior written notice to Healeon, shall have the right, at reasonable frequency and for reasonable purposes and at Suneva’s expense and without undue interruption to Healeon’s business, to have employees or other agents of Suneva, including independent outside auditors or consultants, on site during normal business hours at the Facility to monitor the Manufacture of the Products. Healeon shall have the right to require that such agents, including, without limitation, independent outside auditors or consultants, enter into a reasonable non-disclosure and non-use agreement with Healeon prior to such agents entering the Facility to monitor the Manufacture of the Products. At all times while at Healeon’s Facility, Suneva’s employees and other agents shall comply with all Healeon policies and procedures related to safety, training and security.

(b)	Healeon shall make available to Suneva, promptly upon request, any and all data supporting the investigation of a deviation, including, but not limited to, the batch records. Full batch documentation, including batch production records, and manufacturing and analytical procedures shall be available for review by Suneva in conjunction with any audit of the Facility pursuant to Section 2.3(a) or at status meetings between the parties.

2.4 Regulatory Authority Inspection.

Healeon will promptly advise Suneva if an authorized agent of any Regulatory Authority visits the Facility and requests or requires information or changes that directly pertain to Healeon’s activities under this Agreement. At Suneva’s request, Healeon will allow a representative of Suneva to be present during any such inspection, investigation or inquiry; provided, however, that Suneva’s on site representative will not be part of the face-to-face team during any portion of the inspection, investigation or inquiry that does not relate specifically to Healeon’s activities under this Agreement.

2.5 Quality Agreement.

The Parties will negotiate in good faith and enter into the Quality Agreement prior to the Manufacturing Start Date. If the Parties are unable to agree on a Quality Agreement prior to the Manufacturing Start Date, then Healeon shall Manufacture Products in accordance with its past practices. To the extent any of the provisions of this Agreement conflict with the terms and conditions of the Quality Agreement, this Agreement will control.

2.6 Alternate Manufacturing Facility.

Suneva hereby agrees to purchase from Healeon during the Term all of Suneva’s requirements for the Products unless Suneva is entitled to use alternative manufacturing facility, whether at Suneva’s facility or at another location (an “Alternative Manufacturing Facility”), due to the occurrence of any of the following conditions: (a) a Healeon Change of Control; (b) an Insolvency Event of Healeon; or (c) a failure of Healeon to fulfill a Purchase Order that conforms to the terms of Section 3.1, unless such failure is cured to Suneva’s reasonable satisfaction within thirty (30) days after Suneva notifies Healeon in writing of such failure (each of (a), (b), and (c) above, a “Triggering Event”). Notwithstanding the foregoing, Suneva shall be entitled as part of qualifying an Alternative Manufacturing Facility, to have such facility produce minimum quantities reasonably required to keep an Alternative Manufacturing Facility operational in compliance with Applicable Law, able to meet applicable and appropriate quality standards and able to promptly provide Products in the event or a Triggering Event or if Suneva terminates this Agreement in accordance with Section 6.2 of this Agreement.

SUNEVA

Following the Effective Date, Healeon shall provide Suneva with such assistance as may be reasonably requested by Suneva so as to enable a manufacturing facility designated by Suneva, and reasonably acceptable to Healeon, to Manufacture Products. Such assistance will include, without limitation: (i) permitting Suneva and its representatives to observe the Manufacture of Products at the Facility (subject to the terms and conditions of Section 2.3(a)), (ii) providing reasonable access to and consultation with persons knowledgeable of the Manufacture of the Products, (iii) providing access to relevant technical information, and (iv) providing reasonable assistance to Suneva in identifying, contacting and securing supply sources for Products components, if applicable. Suneva shall secure all appropriate covenants, obligations and rights from any person or entity operating an Alternate Manufacturing Facility, including, but not limited to, license, Intellectual Property Rights and confidentiality obligations, to ensure that such operator of an Alternate Manufacturing Facility is subject to, and Suneva can comply with, all of Suneva’s covenants and obligations to Healeon under this Agreement and the License Agreement. Healeon must have the same inspection rights with respect to any Alternative Manufacturing Facility as Suneva. Suneva agrees to seek on its behalf and on behalf of Healeon, the right to inspect the Alternative Manufacturing Facility upon reasonable notice at any time during operating hours. Suneva shall be responsible for any failure of any operator of an Alternate Manufacturing Facility to comply with the obligations of this Agreement or the License Agreement. If said assistance is provided during the Term, Suneva shall reimburse Healeon for its fully-burdened costs in connection with providing such assistance. If such assistance is provided following the termination of this Agreement, Suneva shall reimburse Healeon only for its out-of-pocket costs in connection with establishing an adequate Alternative Manufacturing Facility.

ARTICLE 3

Ordering

3.1 Purchase Orders.

Suneva will issue written purchase orders to Healeon for Products (“Purchase Orders”) at least sixty (60) days prior to the requested delivery date; provided, however, that if Suneva issues a Purchase Order less than sixty (60) days prior to the requested delivery date, Healeon will use its commercially reasonable efforts to meet such earlier delivery date. Purchase Orders will designate the desired quantities of Products and delivery dates. Each Purchase Order will be subject to rejection by Healeon within five (5) business days after receipt of such Purchase Order; provided, however, that Healeon shall have the right to reject a Purchase Order from Suneva only to the extent that it is contrary to or inconsistent with the provisions of this Agreement. Any Purchase Order that is consistent with the provisions of this Agreement, including without limitation, this Section 3.1, and has not been expressly rejected in writing within such five (5) business day period shall be deemed accepted by Healeon. Suneva may not cancel all or any portion of Products quantity of an accepted Purchase Order without Healeon’s prior written approval, which approval will not unreasonably be withheld. In such case, should production of the Products referenced by such Purchase Order have begun, Suneva shall be financially responsible for the fully-burdened cost to Healeon if it is unable to resell all or any portion of the lot(s) that is the subject of the cancelled Purchase Order(s). All Purchase Orders will be deemed to incorporate all of the terms and conditions in this Agreement. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such Purchase Order or related acknowledgment form or other instrument.

SUNEVA

3.2 Minimum Order Quantity and Annual Purchase Obligation.

Suneva will issue written Purchase Orders to Healeon for Products in a Minimum Quantity of 500 Product units (i.e., individual Product) and in accordance with the Minimum Annual Purchase Obligation specified in Appendix B.

ARTICLE 4

Delivery and Acceptance

4.1 Testing and Release.

Prior to delivery of Products, Healeon will undertake quality control and release of each lot of Products using the testing methodologies set forth in the Specifications or as otherwise agreed upon in writing by Suneva and Healeon for purposes of this Agreement.

4.2 Shipment.

Healeon will ship Products in accordance with the applicable Purchase Order accepted by Healeon and otherwise in accordance with the terms of Section 3.1. At Suneva’s request, Healeon will hold Products beyond the delivery date specified in the Purchase Order at the Facility for a reasonable duration not to exceed thirty (30) days. Suneva will comply with all storage and handling requirements of Healeon as failure to so comply will prevent rejection of any lot. If Suneva requests Healeon to make any miscellaneous small shipments of Products or other items on Suneva’s behalf, then if Healeon is able to meet such requests, Healeon will do so, and Suneva agrees to reimburse Healeon for any shipping charges incurred.

4.3 Delivery Terms and Shipping Documentation.

Healeon will deliver the Products to Suneva FOB to Suneva’s identified facility. Suneva shall reimburse Healeon or otherwise pay all shipping and storage costs. With each shipment of Products, Healeon will provide Suneva with commercially appropriate shipping documentation, including, without limitation, bills of lading. Title to Products and all risk of loss shall pass from Healeon to Suneva at the time and place of Healeon’s delivery of Products to Suneva, FCA (Incoterms 2010) Shipping Point. Suneva shall be solely responsible for insuring Products after delivery to the Suneva, FCA Shipping Point.

SUNEVA

4.4 Certificates of Analysis.

In conjunction with the release of Products, Healeon will supply to Suneva a certificate of analysis and certificate of compliance or similar documentation for each lot of Products that will set forth the items tested and the test results for each lot delivered.

4.5 Acceptance.

Subject to the provisions of this Section 4.5, Suneva will be entitled to reject any portion of any shipment of Products that, at the time of delivery, is Non-Conforming Products (“Rejected Products”).

(a)	Within fifteen (15) days after its receipt of any shipment of Products and related documentation, Suneva will, at its option and expense, inspect (or have inspected) such shipment for any Non-Conforming Products that are readily apparent from a reasonable visual inspection. Suneva will promptly notify Healeon in writing if Suneva has discovered that the shipment includes Non- Conforming Products. Following such period, unless Suneva has notified Healeon as provided in this Section 4.5 that the shipment includes Non- Conforming Products, the Products in such shipment will be deemed accepted (but without limiting Suneva’ s right to subsequently make claims under Section 7.2 with respect to Non-Conforming Products).

(b)	Healeon will notify Suneva as promptly as reasonably possible, but in any event within ten (10) business days after receipt of Suneva’s notification of rejection under Section 5.1 or of a claim under Section 7.2 with respect to Non-Conforming Products, whether it accepts or disputes Suneva’s assertions that certain Products are Non-Conforming Products.

(c)	If Healeon accepts Suneva’s assertion that any Products are Non-Conforming Products, or if the Products are determined to be Non-Conforming Products pursuant to Section 4.5(d) below, then Healeon will (i) at Suneva’s option, either (A) as soon as reasonably practical replace or rework such Rejected Products at no additional charge to Suneva (beyond the original Manufacturing Fees for such Rejected Products) or (B) refund Suneva the amounts actually paid by Suneva to Healeon for such Rejected Products or cancel the unpaid charges for the Rejected Products, (ii) in addition, bear the cost of destruction of the Rejected Products or return of the Rejected Products to Healeon (as requested by Healeon). Suneva will not return Rejected Products to Healeon until it has obtained a return material authorization number from Healeon to be displayed on the shipping container.

SUNEVA

(d)	If Healeon disputes Suneva’s assertion that any Products are Non-Conforming Products, then Healeon will have an opportunity to promptly inspect or test such Products. In the event of a conflict between the test results of Healeon and the test results of Suneva with respect to any shipment of Products, a sample of such Products will be submitted by Healeon to an independent laboratory acceptable to both parties for testing against the Specifications under procedures employed in the Specifications. In the absence of manifest error by the independent laboratory, both Parties will be bound by the independent laboratory’s results of analysis with respect to any dispute over Non-Conforming Products. The fees and expenses of such independent laboratory testing will be borne entirely by the Party against whom such laboratory’s finding is made.

(e)	Any destruction of Rejected Products will be conducted in accordance with all Applicable Law, and the Party conducting the destruction will indemnify the other Party hereto (subject to the procedure set forth in Section 9.3) for any Third Party liability, costs and expenses, including attorney’s fees and court costs, arising from a Third Party claim filed against the other Party relating to a failure to dispose of such Rejected Products in accordance with Applicable Law. The Party conducting the destruction shall provide at the reasonable request of the other Party all manifests and other applicable evidence of proper destruction, as may be required by Applicable Law.

(f)	Suneva’s acceptance of, or payment for, Products will not constitute a waiver by Suneva of any of its rights under this Agreement, and will not release Healeon from any of its obligations under this Agreement.

ARTICLES

Manufacturing Fees

5.1 Manufacturing Fees and Payment; Annual Minimum Purchase Obligation.

The Manufacturing Fees to be paid by Suneva to Healeon for the Products and the Minimum Annual Purchase Obligation shall be as specified in Appendix B.

Payment for all deliveries of Products to Suneva will be made in U.S. Dollars. Healeon will render an invoice for the Products and Suneva will pay amounts properly due under the relevant invoice 50% down and 50% thirty (30) days after delivery as specified in Appendix B. If Suneva fails to pay any amount due under this Agreement by the applicable due date, without limiting any other remedies that may then be available to Healeon, Healeon will have the right to assess late charges in an amount equal to the lesser of one-percent (1.0%) per month or the maximum amount allowed under Applicable Law, whichever is less. Notwithstanding the foregoing, late charges shall not apply in respect of amounts that Suneva disputes in good faith, provided Suneva: (i) before the applicable payment due date, notifies Healeon in writing of the dispute, specifying in reasonable detail in such written notice the basis for the dispute; (ii) in accordance with the terms set forth in this Agreement, pays that portion of the payment due (if any) that is not disputed in good faith; and (iii) works with Healeon cooperatively and diligently to resolve the dispute as soon as possible following Healeon’s receipt of Suneva’s dispute notice.

SUNEVA

ARTICLE 6

Term And Termination

6.1 Term.

This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, will continue in full force and effect until the expiration or termination of the License Agreement (the “Term”).

6.2 Termination.

This Agreement may be terminated as follows:

(a)	by either Party upon sixty (60) days prior written notice to the other Party, in the event that the other Party commits a material breach of this Agreement and fails to cure such breach within such sixty (60) day period;

(b)	by a Party in accordance with Section 13.2 below;

(c)	automatically upon any termination of the License Agreement for any reason;

(d)	by Suneva, upon thirty (30) days prior, written notice to Healeon, in the event that an applicable Regulatory Authority issues any Warning Letter or similar item relating to the Facility and/or the Manufacture of Products (collectively “Regulatory Notices”), which Suneva determines (in its sole and absolute discretion) could adversely effect the Manufacture of the Products. Each Party shall provide the other with copies of all Regulatory Notices within three (3) business days of receipt; and

(e)	by the mutual written agreement of the Parties.

6.3 Effect of Termination or Expiration.

Upon any expiration or termination of this Agreement, and without prejudice to any other rights and remedies available to the parties hereunder:

(a)	Healeon will deliver to Suneva any Products ordered by Suneva pursuant to an accepted Purchase Order placed prior to the date of such termination, and Suneva will pay for such Products, all in accordance with the terms of this Agreement

SUNEVA

(b)	Suneva’s liability to pay in accordance with the provisions of this Agreement for services properly performed prior to the expiration or termination date shall not be extinguished and shall become due and payable on the expiration or termination date; and

(c)	All other rights and obligations of the parties that do not expressly survive pursuant to this Section 6.3 or Section 6.4 will immediately cease to be in effect.

In addition, without prejudice to any other rights and remedies available to the parties hereunder:

(i)	In the event of any expiration or termination of this Agreement then Healeon will provide Suneva with such assistance as may be reasonably requested by Suneva so as to enable the transfer of Manufacture of Products to an Alternate Manufacturing Facility in accordance with Section 2.6; and

(ii)	If this Agreement expires because the License Agreement is terminated or Healeon terminates this Agreement pursuant to Section 6.2, then Suneva will promptly return to Healeon or, at the option of Healeon, destroy (with reasonable documentation of the destruction) all tangible Confidential Information of Healeon (including any copies, analyses and summaries or derivatives thereof).

6.4 Survival.

Termination or expiration of this Agreement will not relieve either Party of its obligations or liabilities for breaches of this Agreement incurred prior to or in connection with such termination or expiration. Article 1 (“Definitions”), Section 2.1(6), Section 6.3 (“Effect of Termination or Expiration”), this Section 6.4 (“Survival”), Article 7 (“Representations and Warranties”), Article 8 (“Liability”), Article 9 (“Indemnification”), Article 10 (“Recalls”), Article 11 (“Insurance”), Article 12 (“Confidentiality; Intellectual Property”) and Article 13 (“General Provisions”) will survive any termination or expiration of this Agreement.

6.5 No Liability.

Neither Party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement which complies with the terms of this Agreement whether or not such Party is aware of any such damage, loss or expense.

SUNEVA

ARTICLE 7

Representations and Warranties

7.1 Mutual Representations and Warranties.

Each Party represents, warrants and covenants that:

(a)	it has all requisite corporate power and authority to enter into this Agreement and has duly authorized, by all necessary action, the execution and delivery hereof by the individual whose name is signed on its behalf below;

(b)	its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, or to the knowledge of such Party, order, law or regulation, applicable to it or by which it may be bound;

(c)	this Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles; and

(d)	it will comply with all Applicable Laws in all material respects in connection with the performance of this Agreement.

7.2 Product Warranty.

Healeon represents, warrants, and covenants that Products, when delivered to Suneva: (i) will have been Manufactured in accordance with the applicable Specifications, requirements of Regulatory Authority, Applicable Law and will comply with the applicable Specifications, (ii) will not be adulterated or misbranded, within the meaning of the Act, and (iii) will be free and clear from all liens, encumbrances, and defects of title, subject to Suneva paying the applicable Manufacturing Fees in accordance with the terms and conditions of this Agreement.

Any Products that Suneva asserts in writing to Healeon does not comply with the warranty in Section 7.2 will be deemed thereafter to be Rejected Products and the provisions of Section 4.5(b) through Section 4.5(f) shall apply with respect thereto.

7.3 No Debarment.

Healeon represents, warrants, and covenants that neither Healeon nor any person employed or engaged by Healeon in connection with the work to be performed under this Agreement has been debarred under section 306(a) or 306 (b) of the Act and no debarred person will in the future be employed or engaged by Healeon in connection with any work to be performed hereunder.

SUNEVA

7.3.1 No Infringement of Third Party Intellectual Property

To Healeon’s knowledge and after reasonable inquiry and obtaining a freedom to operate opinion from counsel of Healeon’s choice (which opinion has been delivered to Suneva), Healeon represents and warrants that neither the Products nor their intended use within the Field of Use infringe any Third Party’s Intellectual Property Rights.

7.4 Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LICENSE AGREEMENT, NEITHER HEALEON NOR SUNEVA MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, THE PRODUCTS, ANY FINISHED PRODUCT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR AP PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE OR RELATED TO QUALITY OR CONDITION ARE HEREBY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT LIMITING OR RESTRICTING ANY OF THE EXPRESS REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE FINISHED PRODUCTS WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE FINISHED PRODUCTS WILL BE ACHIEVED.

ARTICLE 8

Liability

8.1 Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER ALLEGED AS A BREACH OF CONTRACT OR WARRANTY OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, OR BASED ON ANY OTHER LEGAL THEORY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 Exceptions.

Notwithstanding anything to the contrary, the exclusions and limitations of liability set forth in Section 8.1 will not apply to: (i) damages arising from the gross negligence, fraud or willful misconduct of a Party, (ii) amounts owed to third parties as a result of the parties’ respective indemnity obligations under Article 9 below, (iii) damages for infringement or misappropriation of any Intellectual Property Rights, (iv) the extent that any exclusion or limitation of liability is void, prohibited or unenforceable by Applicable Law or (v) the parties’ respective responsibilities for Recall Costs (as defined below) under Article 10 below.

SUNEVA

ARTICLE 9

Indemnification

9.1 Indemnification by Suneva.

Suneva shall defend, indemnify and hold harmless Healeon and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Healeon Indemnitees”) from and against any and all liability, demands, damages, fines, costs and expenses (including, without limitation, reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) incurred by or awarded to Third Parties (collectively, “Losses”) which are required to be paid by any Healeon Indemnitee in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, “Third Party Claims”) to the extent arising from any allegations: (i) which if true would constitute a breach by Suneva of any representation, warranty, covenant or other provision set forth in this Agreement or (ii) which if true would constitute negligence or willful misconduct of any of the Suneva Indemnitees (as defined below) or Suneva’s Sublicensees. The foregoing indemnity obligation shall not apply to the extent that such Losses result from either (A) negligence or willful misconduct of a Healeon Indemnitee or (B) the breach of this Agreement by a Healeon Indemnitee.

9.2 Indemnification by Healeon.

Healeon shall defend, indemnify and hold harmless Suneva and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Suneva Indemnitees”) from and against any and all Losses which are required to be paid by any Suneva Indemnitee in connection with any Third Party Claim against a Suneva Indemnitee to the extent arising from any allegations: (i) which if true would constitute a breach by Healeon of any representation, warranty, covenant or other provision set forth in this Agreement or (ii) which if true would constitute negligence or willful misconduct of any of the Healeon Indemnitees. The foregoing indemnity obligation shall not apply to the extent that such Losses result from either (A) negligence or willful misconduct of a Suneva Indemnitee or (B) the breach of this Agreement by a Suneva Indemnitee.

9.3 Indemnity Procedures.

In the event that either Party intends to seek indemnification for any Third Party Claim under Section 9.1 or 9.2, such Party (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim promptly after receiving notice of the Third Party Claim; provided, however, that any failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Article 9 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party to direct and control the defense of such Third Party Claim and shall provide such reasonable assistance as is reasonably requested by the Indemnifying Party (at the Indemnifying Party’s cost) in the defense of the Third Party Claim. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel. Nothing in this Article 9 shall permit a Party to make any admission on behalf of the other Party, or to settle or dispose of any claim or litigation which would impose any financial obligations on the other Party, or subject the other Party to an injunction or equitable relief, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

SUNEVA

ARTICLE 10

Recalls

10.1 Recalls.

Suneva will have sole control over all decisions with respect to any recall, market withdrawals or any other corrective action related to Products in the Field of Use and within the Territory. If any Products are recalled as a result of any breach of this Agreement by Healeon or the negligent or intentionally wrongful acts or omissions of Healeon or its personnel, then Healeon will bear (and reimburse Suneva for) all of the costs and expenses directly related to such recall, including expenses related to communications and meetings with applicable authorities, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Products from customers and shipment of an equal amount of replacement Finished Product to those same customers (collectively, “Recall Costs”). If any Products are recalled as a result of any breach of this Agreement by Suneva or the negligent or intentionally wrongful acts or omissions of Suneva or its personnel, then Suneva will bear all Recall Costs. To the extent that the reason for any recall of Products is in part the responsibility of Suneva and in part the responsibility of Healeon, then the Recall Costs will be allocated in an equitable manner between the parties.

ARTICLE 11

Insurance

11.1 Insurance.

During the Term and for a period of two (2) years after any expiration or termination of this Agreement, each Party will maintain (i) a commercial general liability insurance policy or policies with minimum limits of One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate on an annual basis and (ii) Suneva will maintain a product liability insurance policy or policies with minimum limits of Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate on an annual basis. Upon reasonable request, a Party will provide certificates of insurance to the other Party evidencing the coverage specified herein. For the avoidance of doubt, a Party’s liability hereunder is no way limited to the extent of its insurance coverage.

SUNEVA

ARTICLE 12

Confidentiality; Intellectual Property

12.1 Confidentiality.

The Receiving Party will not use any Confidential Information of the Disclosing Party other than in connection with the performance of its obligations and exercise of its rights under this Agreement, and will not disclose any such Confidential Information to any Third Party, other than the Receiving Party’s Affiliates, and its and their respective employees and contractors, in each case who have a need to know and who are bound by obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as those set forth herein. The Receiving Party will maintain the confidentiality of the Disclosing Party’s Confidential Information, using no less than a reasonable degree of care. In addition, each Party may disclose Confidential Information of the other Party to such of its professional advisors, investment bankers, lenders, directors, managers, officers and employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information, in the reasonable opinion of the Disclosing Party, is necessary for those purposes and who are bound by obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as those set forth herein. Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, or its or its Affiliates’ respective employees, contractors, professional advisors, investment bankers, lenders, directors, managers, and officers. If the Receiving Party is requested to disclose any of the Disclosing Party’s Confidential Information pursuant to any subpoena or requirement under Applicable Law, the Receiving Party will, (i) to the extent practicable, give the Disclosing Party written notice of the request and sufficient opportunity to contest the order, (ii) give reasonable assistance to the other Party, at the request and expense of the other Party seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent its counsel advises such disclosure is required by such subpoena or requirement under Applicable Law.

12.2 Intellectual Property.

Nothing in this Agreement shall constitute a transfer by a Party of any of its Intellectual Property Rights to the other Party. Any and all data, information, know-how and inventions that are created, conceived or reduced to practice solely by Healeon or its Affiliates in the performance of this Agreement, and any Intellectual Property Rights with respect to the foregoing, shall remain owned by Healeon, but shall be subject to the license granted to Suneva under the License Agreement.

SUNEVA

ARTICLE 13

General Provisions

13.1 Relationship of the Parties.

Nothing herein shall be deemed to establish a relationship of principal and agent between Healeon and Suneva, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Healeon and Suneva, or as creating any other form of legal association or arrangement, which would impose liability upon one Party for the act or failure to act of the other Party. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, the parties’ legal relationship under this Agreement to each other shall be that of independent contractors.

13.2 Force Majeure.

Any delay in the performance of any of the duties or obligations of either Party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, boycotts, fires, explosions, floods, industry-wide shortages of material or energy, or other causes beyond the reasonable control of the Party so affected. The affected Party shall give prompt notice to the other Party of such cause, and shall promptly use its commercially reasonable efforts to relieve the effect of such cause as soon as practicable. If any such cause prevents a Party from performing as required under this Agreement for a period of more than sixty (60) days, the other Party shall have the right to terminate this Agreement immediately upon written notice.

13.3 Assignment.

This Agreement and the rights and duties appertaining hereto may be assigned only as provided in the License Agreement..

13.4 Binding Nature and Inurement.

This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

13.5 Entire Agreement; Amendment.

The parties hereto acknowledge that this Agreement (including the Appendices hereto and the License Agreement) sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument signed by the parties hereto, and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

SUNEVA

13.6 Governing Law; Forum.

This Agreement, and any disputes arising directly or indirectly from or relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of California, without regard to conflict-of-laws rules. Any claims arising under this Agreement shall be exclusively venued in the state and federal courts located in San Diego County, California. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. During the pendency of any dispute arising from or relating to this Agreement, each Party will continue to perform its obligations under this Agreement, unless and until such time as this Agreement expires or is terminated in accordance with its terms.

13.7 Notices.

All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, one (1) business day after being sent by major overnight courier, or four (4) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to each Party at its respective address set forth below (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other parties hereto).

If to Healeon:

1111 Rancho Conejo Blvd #204

Newbury Park, CA 93120

Attn: Chief Executive Officer

With a copy to:

[Healeon Counsel]

If to Suneva:

5870 Pacific Center Blvd

San Diego, CA 92121

Attn: Chief Executive Officer

With a copy to:

[Suneva Counsel]

SUNEVA

13.8 Payment of Own Fees and Expenses.

Each of Suneva and Healeon shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

13.9 Severability.

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.10 Waiver.

The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

13.11 Headings.

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, the use of the terms “include”, “includes” and “including” are not limiting.

13.12 Counterparts; Facsimile.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.

(signature page follows)

SUNEVA

IN WITNESS WHEREOF, the parties hereto have executed this Supply Agreement by their duly authorized representatives as of the Effective Date.

SUNEVA MEDICAL, INC.	HEALEON MEDICAL, INC.

Title:	Title:	CEO